Exhibit 10.1

                              EMPLOYMENT AGREEMENT

            AGREEMENT made as of this 1st day of August, 1997, by and between The Grand Union Company, a Delaware corporation (the "Company"), and J. Wayne Harris (the "Employee").

            WHEREAS, the Company desires to retain the exclusive services of Employee and Employee desires to be employed by the Company for the term of this Agreement;

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

            1.    Duties.

                  (a) The Employee shall serve as Chief Executive Officer of the Company or such other position as may be agreed between the Employee and the Company, and shall perform such duties, services and responsibilities as are consistent with such positions, including the general management and supervision of the business and personnel of the Company and its subsidiaries. The Employee's duties, services and responsibilities will be performed under the overall supervision of and consistent with the policies of the Board of Directors of the Company (the "Board of Directors").

                  (b) During the Employment Term (as hereinafter defined), the Employee shall devote his full business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Employee will not, without the prior written approval of the Board of Directors, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company. The foregoing shall not be construed to prohibit (i) the Employee's service as a member of the board of directors or as an officer of any non-profit trade association or civic, educational or charitable organization, or (ii) subject to the following proviso and the provisions of Section 8(b), the Employee from making personal investments of a passive nature; provided that such service or investments by the Employee do not materially interfere with the performance by the Employee of his duties, services and responsibilities hereunder.

                  (c) During the Employment Term, the Employee shall be based at the Company's principal executive offices in Wayne, New Jersey, which executive offices may be relocated within a 100-mile radius of the Company's existing executive offices (such 100 mile radius of Wayne, New Jersey, constituting the "Principal Office City"), except for reasonably required travel in the performance of his duties, services and responsibilities hereunder.

            2. Term. The term of employment of the Employee hereunder shall commence as of the date hereof and shall continue in full force and effect until July 31, 2001 (the "Employment Term"), unless earlier terminated or extended as provided herein.

            3. Compensation.

                  (a) In consideration of the performance by the Employee of the Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company or any of its subsidiaries, or otherwise), the Company will during the Employment Term pay the Employee a salary (the "Salary") at an annual rate of $600,000. The Board of Directors shall review Employee's Salary on an annual basis in order to evaluate possible increases thereto.

                  (b) During the term of this Agreement, Employee shall be eligible to receive bonus compensation at the end of each fiscal year of the Company in an amount to be determined by the Compensation Committee of the Board of Directors. The bonus compensation for the fiscal year ending March 28, 1998 shall be in an amount determined by the Compensation Committee of the Board of Directors up to 120% of the Salary for such fiscal year; provided, however, that bonus compensation shall be at least 75% of the Salary paid to Employee in respect of such fiscal year ending March 28, 1998 (the "75% Guarantee"). Subject to satisfaction of the performance targets referenced in the last sentence of this Section 3(b), the bonus compensation for each fiscal year subsequent to the fiscal year ending March 28, 1998 shall be in an amount determined by the Compensation Committee of the Board of Directors in an amount not less than 100% of the Salary for such fiscal year. Such bonus compensation, including the 75% Guarantee, shall be prorated (based on the number of weeks worked by Employee during the fiscal year in question) for each of the fiscal year ending March 28, 1998 and the fiscal year ending in March 2002. The amount of bonus compensation in any year shall be determined pursuant to a bonus plan which has been approved by the Company's shareholders in the manner prescribed pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and based on the achievement of performance targets in such fiscal years, which performance targets shall be established by the Compensation Committee of the Board of Directors no later than the end of the 90th day in any such fiscal year or the end of the 90th day after the date hereof with respect to the fiscal year ending March 28, 1998, as the case may be; such performance targets to be related to the Company's annual operating plan adopted by the Board of Directors.

                  (c) The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Salary, and all bonuses or other forms of compensation paid to the Employee hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income taxes imposed on the Employee by reasons of any cash or non-cash compensation and benefits provided hereunder.

                  (d) Employee shall be eligible to participate in the Company's Supplemental Retirement Plan for Key Executives (the "Plan"). Upon Employee's retirement from the Company at age 62 or later, for purposes of calculation of the "target benefit" under the Plan, Employee shall be credited with eleven (11) years of service under the Plan if Employee retires at the age of 62 and shall also be credited with one additional year of service for each additional year during which Employee is employed with the Company after Employee reaches the age of
62. If the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) prior to the date on which the Employee has reached the age of 62, for purposes of calculation of the "target benefit" under the Plan, Employee shall be credited with a number of years of service equal to the sum of (a) the actual number of years of employment of the Employee with the Company and (b) seven years of service. If the Employee terminates his employment with the Company other than for Good Reason prior to the date on which the Employee has reached the age of 62, for purposes of calculation of the "target benefit" under the Plan, Employee shall be credited with a number of years of service equal to the actual number of years of employment of the Employee with the Company.

                  (e) The Employee shall be entitled to participate in any employee benefit plans (including any life insurance plan) then in effect for similarly situated employees to the extent the Employee meets the eligibility requirements for any such plan; provided, however, that nothing in this paragraph shall require the Company to provide health, medical or life insurance benefits to the Employee or any dependent of the Employee with respect to any condition existing prior to the commencement of the Employee's employment, except as covered by the Company's health, medical or life insurance plans sponsored for employees in general.

                  (f) The Employee shall be entitled to four weeks vacation (in addition to the usual national holidays) during each year during which the Employee serves hereunder. Such vacation shall be taken at such time or times as may be agreed between the Employee and the Company. Vacation not taken during any year during the Employment Term will not be carried forward.

                  (g) If (i) the Employee is absent from work for more than 180 calendar days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Company reasonably determines that the Employee is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for more than 180 calendar days in any twelve-month period during the Employment Term ("Disability"), the Company shall not be obligated to pay the Employee any compensation (Salary or bonus) for any period in excess of such 180 days; furthermore, any such payments during such 180-day period shall be reduced by any amount the Employee is entitled to receive as a result of such disability under any plan provided through the Company or under state or federal law.

            4. Stock Option.

                  (a) The Company hereby grants Employee an option (the "Option") to purchase up to 1,250,000 shares of Common Stock.

                  (b) Except as otherwise provided in this Agreement, the Option shall be exercisable, on a cumulative basis, at the times and prices as follows:

                        (i) up to 500,000 of the total shares subject to the Option may be purchased by Employee on or after the date hereof at an exercise price equal to the closing price of the Common Stock on the NASDAQ-NMS on the date hereof (the "Initial Exercise Price");

                        (ii) up to an additional 150,000 shares of the total shares subject to the Option may be purchased by Employee on or after August 1, 1998 at an exercise price equal to the Initial Exercise Price plus one dollar;

                        (iii) up to an additional 150,000 shares of the total shares subject to the Option may be purchased by Employee on or after the August 1, 1999 at an exercise price equal to the Initial Exercise Price plus two dollars;

                        (iv) up to an additional 150,000 shares subject to the Option may be purchased by Employee on or after August 1, 2000 at an exercise price equal to the Initial Exercise Price plus three dollars;

                        (v) up to 200,000 shares subject to the Option may be purchased by Employee at an exercise price equal to the Initial Exercise Price; provided that such shares may not be purchased under any circumstances whatsoever unless the Company has Earnings Before Interest, Tax, Depreciation and Amortization ("EBITDA") of an aggregate of at least $147 million for any 13 continuous 4 week fiscal reporting periods ending on or before the end of the Company's fiscal year ending in March 2000; and further provided that the Option to purchase such shares shall immediately terminate if the Company has not satisfied such EBITDA threshold by the end of the Company's fiscal year ending in March 2000; and

                        (vi) the remaining 100,000 shares subject to the Option may be purchased by Employee on or after the date hereof (subject to approval by the stockholders of the Company at the next annual meeting of the Company of an amendment to the 1995 Equity Incentive Plan) at an exercise price equal to the Initial Exercise Price.

                  (c) Subject to earlier termination as described above or below, the Option shall expire on the tenth anniversary of the date hereof.

                  (d) If the Employee's employment with the Company terminates pursuant to Section 6(a)(i), 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Option shall immediately become exercisable by Employee, for any and all of such number of shares subject to the Option, at any time up to and including thirty days after the effective date of such termination of employment after which the Option shall terminate with respect to all shares covered thereby. If the Employee's employment with the Company terminates pursuant to Section 6(a)(ii) or Section 6(a)(v) hereof, the portion of the Option which is then exercisable may be exercised by Employee (or Employee's executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) at any time up to and including thirty days after the effective date of such termination of employment after which the Option shall terminate with respect to all shares covered thereby. If the employment of Employee with the Company shall terminate for any reason other than provided in the immediately preceding two sentences, including, without limitation, termination by the Company for "Cause" or termination by the Employee for any reason other than Good Reason, the Option shall terminate and become null and void, as of the effective date of such termination.

                  (e) The Option is being granted pursuant to the 1995 Equity Incentive Plan; provided that the grant of the Option as it relates to the shares referenced in clauses 4(b)(ii)-(vi) is subject to approval by the stockholders of the Company at the next annual meeting of the Company of an amendment to the 1995 Equity Incentive Plan.

            5. Relocation and Relocation Expenses. Without limiting the Employee's responsibilities under Section 1, Employee may reside at Employee's principal residence ("Employee's Principal Residence") throughout the duration of the Employment Term, which Employee's Principal Residence may be outside the Principal Office City. During such time as Employee resides at Employee's Principal Residence and such residence is not in the Principal Office City:

                  (i) Employee may commute between the Employee's Principal Residence and the Principal Office City; provided, however, if within two years of the date hereof, Employee relocates his residence to the Principal Office City, Employee shall be eligible for the full benefits under the Company's Executive Relocation Program; and

                  (ii) the Company agrees to pay, or reimburse Employee for, the reasonable costs of an apartment or condominium in the Principal Office City to serve as local accommodations for Employee and for one round trip air fare per week between the Employee's Principal Residence and the Principal Office City, upon submission by Employee to the Chief Financial Officer (or his designee or designees) of vouchers or expense statements satisfactorily evidencing such expenses.

            6. Termination.

                  (a) Except as otherwise provided in this Agreement, the employment of Employee hereunder and the Employment Term shall terminate upon the earliest to occur of the dates specified below:

                        (i) the close of business on the date of expiration of the Employment Term;

                        (ii) the close of business on the date of the Employee's death;

                        (iii) the close of business on an early termination date mutually agreed to in writing by the Company and the Employee;

                        (iv) the close of business on the day on which the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment for "Cause" (as defined in Section 6(c) hereof);

                        (v) the close of business on the day on which the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment because of Disability;

                        (vi) the close of business on the day following the date on which the Board of Directors shall have adopted a resolution terminating the employment of the Employee hereunder and such termination is not for death, Cause or Disability; or

                        (vii) the close of business on the date which is five business days after the date on which the Employee delivers to the Company a written notice of the Employee's election to terminate his employment hereunder
(x) for "Good Reason" (as defined in Section 6(d) hereof) or (y) for any other reason.

                  (b) Any purported termination by the Company or by the Employee pursuant to Section 6(a)(iv)-(vii) hereof shall be communicated by written "Notice of Termination" to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination.

                  (c) For purposes of this Agreement, termination of employment for "Cause" shall mean termination based on (i) the Employee's material breach of this Agreement, or (ii) any other conduct by the Employee constituting valid cause for termination under the laws of the State of New Jersey.

                  (d) For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events or conditions without the Employee's express written consent:

                        (i) any assignment to Employee of any material duties other than those contemplated by, or any limitations of Employee's powers in any material respect not contemplated by, Section 1(a) hereof; provided, however, that Employee first delivers written notice thereof to the Chief Financial Officer of the Company and the Company shall have failed to cure such non-permitted assignment or limitation within thirty (30) days after receipt of such written notice; or

                        (ii) any material breach by the Company of this Agreement; provided, however, that Employee first delivers written notice thereof to the Chief Financial

Officer of the Company and the Company shall have failed to cure such breach within thirty (30) days after receipt of such written notice.

                  (e) In the event of termination of this Agreement, for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The Company agrees to reimburse the Employee for the Employee's reasonable travel expenses incurred in complying with the terms of this paragraph upon delivery by the Employee to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of this Agreement.

            7. Termination Payments. If the Employee's employment with the Company terminates for whatever reason, the Company will pay the Employee any portion of the Salary accrued hereunder on or prior to the date of termination but not paid. If the Employee's employment with the Company terminates pursuant to Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will pay the Employee any portion of Employee's bonus compensation pursuant to Section 3(c) hereof which has accrued hereunder on or prior to the date of termination but has not been paid (the "Prorata Bonus"). The Prorata Bonus shall be calculated by: (i) annualizing the Company's performance through the date of termination for the fiscal year in question; (ii) determining the bonus compensation due to the Employee pursuant to Section 3(c) hereof on the basis of the Company's annualized results for the fiscal year in question; and (iii) prorating the bonus compensation based on the number of weeks worked by the Employee during the fiscal year in question. Except for purposes of this Section 7, the Employee's bonus compensation pursuant to Section 3(c) for any fiscal year shall not be deemed to have been accrued prior to the completion of the fiscal year in question. If the Employee's employment with the Company terminates pursuant to
Section 6(a)(vi) or Section 6(a)(vii)(x) hereof, the Company will continue to pay the Employee an amount equal to the Employee's Salary (at the salary rate in effect on the date of termination of the Employee's employment hereunder) for the remainder of the term of this Agreement.

            The foregoing payments upon termination shall constitute the exclusive payments due the Employee upon termination under this Agreement, but shall have no effect on any benefits which may be due the Employee under any plan of the Company which provides benefits after termination of employment.

            8. Employee Covenants.

                  (a) Unauthorized Disclosure. The Employee agrees and understands that in the Employee's position with the Company, the Employee will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Employee's duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Employee prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of the provisions of this Section 6(a), the Employee agrees that during the Employment Term and thereafter the Employee will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term.

                  (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee agrees that, subject to the provisions of the last two sentences of Section 1(b), the Employee will not, during the Employment Term, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity operating one or more supermarkets within a ten (10) mile radius of any Company store if the aggregate of such Company stores (x) represent ten percent (10%) or more of the total number of Company stores operating at the date of termination (or other applicable date invoking the application of this non-compete clause) or (y) account for ten percent (10%) or more of the annual sales volume of the Company for the fiscal year immediately preceding the year of termination (or other applicable date invoking application of this non-compete clause). For this purpose, (1) "supermarket" means any store which is part of a supermarket or combination store chain or is a warehouse club selling grocery and perishable items to the public and (2) any entity operating supermarkets includes any wholesaler to independently-owned supermarkets operating under the same tradename. The prohibition of this clause (b) shall not be deemed to prevent Employee from owning 1% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary in this Section 8(b), the non-competition clause contained in this
Section 8(b) shall immediately terminate on the effective date of termination of the Employee's employment with the Company unless such termination is a result of termination of the Employee's employment with the Company by the Company for Cause or is a result of termination of the Employee's employment with the Company by the Employee without Good Reason, in which case the non-competition clause contained in this Section 8(b) shall remain in full force and effect for the duration of the Employment Term.

                  (c) Non-solicitation. During the Employment Term and for a period of two years thereafter, the Employee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was an employee or customer of the Company or otherwise had a material business relationship with the Company.

                  (d) Transactions Offered to the Corporation; Proprietary Materials. During the term of his employment hereunder, Employee agrees to bring to the attention of the Board of Directors or the Chief Financial Officer, all proposals, business opportunities or investments of whatever nature, in areas in which the Company and/or any of its subsidiary companies is active or may be interested in becoming active, which are created or devised by Employee or come to the attention of Employee and which might reasonably be expected to be of interest to the Company and/or any its subsidiary companies. Without limiting the generality of the foregoing, Employee acknowledges and agrees that memoranda, notes, records and other documents made or compiled by Employee or made available to Employee during the term of this Agreement concerning the business and/or activities of the Company and/or any of its subsidiary companies shall be the Company's property and shall be delivered by Employee to the Chief Financial Officer upon termination of this Agreement or at any other time at the request of the Board of Directors.

                  (e) Remedies. The Employee agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

            The provisions of subsections (a), (b), (c), (d) and (e) of this
Section 8 shall survive any termination of this Agreement and the Employment Term. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

            9. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

            If to the Company:

            The Grand Union Company
            201 Willowbrook Boulevard
            Wayne, New Jersey  07470
            Attention:  Chief Financial Officer

            With a copy to:

            Fried, Frank, Harris, Shriver & Jacobson
            350 South Grand Avenue
            Los Angeles, California 90071
            Attention:  David K. Robbins

            If to the Employee:

            J. Wayne Harris
            44 Charles Street West
            Apartment 1704
            Toronto, Ontario M4Y1R7

by registered or certified mail, postage prepaid, return receipt requested.

            10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions or the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

            11. Entire Agreement. This Agreement and the Option Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

            12. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

            13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without reference to the principles of conflict of laws.

            14. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

            15. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

            16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, as of the day and year first above written.

                                         THE GRAND UNION COMPANY


                                         By: /s/ Roger E. Stangeland
                                            ------------------------------------
                                                 Roger E. Stangeland
                                                 Director, Chairman, and interim
                                                 Chief Executive Officer


                                             /s/ J. Wayne Harris
                                            ------------------------------------
                                                 J. Wayne Harris    (Employee)